EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made by CHOICEONE FINANCIAL SERVICES, INC., a Michigan corporation (the “Corporation”), and KELLY J. POTES (“Executive”). The parties agree as follows.

WHEREAS, the Board of Directors of the Corporation believes that the future services of Executive as provided in this Agreement will be of significant value to the Corporation; and

WHEREAS, the Board of Directors of the Corporation previously determined it was in the best interests of the Corporation and its shareholders to enter into an employment agreement with Executive and entered into an Employment Agreement dated March 22, 2019 (“2019 Agreement”) with Executive to secure Executive’s continued services and to ensure Executive’s continued dedication and objectivity in the event of any potential or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as hereafter defined) of the Corporation, without concern as to whether Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage Executive’s full attention and dedication to the Corporation, and

WHEREAS, the Board of Directors believes it is in the best interests of the Corporation and its shareholders to update the 2019 Agreement and has authorized the Corporation to enter into the following restated Employment Agreement as of the Effective Date set forth below (“Agreement”); and

WHEREAS, Executive is willing to serve in the employ of the Corporation on a full-time basis as an at-will employee as provided in this Agreement.

NOW, THEREFORE, the parties agree as follows.

1. Effective Date and Term. This Agreement will take effect as of May 7, 2026 (“Effective Date”). The term of this Agreement shall be one year, and, the term shall automatically be extended by another year on each anniversary of the Effective Date unless either party gives the other notice of intention to terminate this Agreement at least thirty (30) days before an anniversary of the Effective Date in a manner consistent with the terms of this Agreement governing notice, in which case this Agreement shall terminate at the end of the then-current term without any further extension; provided, however, that:

(a) except for termination as provided above pursuant to notice from Executive to the Corporation, this Agreement will not terminate during an “Active Change in Control Proposal Period” (as defined in Section 10), even if the Corporation has given Executive notice of intention to terminate this Agreement;

(b) except for termination as provided above pursuant to notice from Executive to the Corporation, upon the occurrence of a “Change in Control” (as defined in Section 9), the term of this Agreement shall automatically be extended until the second anniversary of the effective date of the Change in Control, even if the Corporation has given notice of intention to terminate this Agreement; and

(c) the obligations of either party accrued before termination of this Agreement, including Executive’s obligations under Sections 11, 12 and 13, shall survive the termination of this Agreement for the Restricted Period to the extent applicable.

2. Employment. Executive will serve as: (A) Chief Executive Officer of the Corporation (the “principal position”); and (B) in such positions with Affiliates (defined for purposes of this Agreement as any organizations controlling, controlled by or under common control with the Corporation and included in the definition of Corporation where appropriate throughout this Agreement) as reasonably requested by the Corporation, provided that the duties of such positions are consistent with Executive’s responsibilities in Executive’s principal position (together, the “Employment”). Employment shall continue until it terminates in a manner that constitutes a “separation from service” as that term is defined by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Executive will serve the Corporation well and faithfully during the Employment and will devote Executive’s best reasonable full-time business efforts to the Employment, except that Executive may engage in civic and professional activities, service on boards of directors, and similar activities as long as such activities do not constitute a conflict of interest or impair Executive’s performance of the duties of the Employment. The Employment may be terminated during the term of this Agreement as provided in Sections 4 and 5.

3. Compensation. Executive will be compensated during the Employment as follows:

(a) Salary. Executive’s annual salary (“Salary”) as of the Effective Date is $585,000, subject to required payroll deductions and payable in weekly, bi-weekly or semi-monthly installments pursuant to the Corporation’s normal payroll practices. Such Salary is subject to review annually and will be subject to adjustment pursuant to the Corporation’s normal procedures.

(b) Bonus. Executive will participate in any bonus programs for senior executives of the Corporation, at a level commensurate with Executive’s principal position, subject to the terms and conditions of the applicable bonus program. Such bonus amount is subject to review annually and will be subject to adjustment pursuant to the Corporation’s normal procedures.

(c) Equity Plans. Executive will participate in any equity-based compensation programs (“Equity Plans”) offered by the Corporation, at a level commensurate with Executive’s principal position, subject to the terms and conditions of the Equity Plans. Awards under the Equity Plans shall be determined periodically pursuant to the Corporation’s normal procedures.

(d) Fringe Benefits. To the extent elected, Executive will participate in health and dental, life insurance, short and long term disability insurance, retirement, and other employee fringe benefit programs covering the Corporation’s salaried employees as a group, and in any programs applicable to senior executives of the Corporation. The terms of applicable insurance policies and benefit plans in effect from time to time will govern with regard to specific issues of coverage and benefit eligibility. All benefit programs are subject to change from time to time in the Corporation’s discretion, except that Executive will receive an annual car allowance of $20,000, prorated for any partial year, paid in weekly, bi-weekly or semi-monthly installments pursuant to the Corporation’s normal payroll practices, or Executive can receive standard IRS mileage reimbursement for business travel.

(e) Paid Time Off. Executive will be entitled to the greater of (i) the number of days of paid time off applicable to senior executives of the Corporation per calendar year, or (ii) 33 days of paid time off per calendar year.

(f) Business Expenses. The Corporation will reimburse Executive for reasonable ordinary and necessary business expenses incurred in the course of the Employment, for fees and expenses of Executive’s attendance in the course of the Employment at banking related conventions and similar events, for reasonable professional association and seminar expenses, and for any additional expenses authorized by the Corporation, subject to Executive’s submission of proper documentation for tax and accounting purposes. Reimbursement under this section will be paid within thirty (30) days after Executive submits documentation as provided by this section, provided that payments may not be made after March 15 of the calendar year following the calendar year in which the expenses were incurred.

4. Termination of the Employment Without Severance Pay. Executive shall not be entitled to any further compensation under this Agreement after termination of the Employment under this Section 4, except (A) unpaid Salary installments through the Employment termination date, (B) any vested benefits accrued as of the date of termination of the Employment under the terms of any written Corporation or Bank employment, compensation or benefit program (unless the termination is for Cause and the program or this Agreement provides otherwise for a Cause termination); and (C) any rights of Executive to indemnification under the provisions of the Articles of Incorporation or Bylaws of the Corporation or any indemnification agreement entered into between Executive and the Corporation or any Affiliate (together, the “Vested Rights”).

(a) Death. The Employment will terminate automatically upon Executive’s death.

(b) Disability. The Corporation may terminate the Employment due to Executive’s “Disability”, defined as Executive being determined to be “disabled” pursuant to the Corporation’s long-term disability insurance policy as in effect from time to time and without regard to whether Executive is a participant in such long-term disability policy. The Corporation may give Executive notice of its intention to terminate the Employment due to Disability. It is understood that the Corporation has the right to terminate the Employment due to Executive’s Disability without meeting the standards in this Section 4(b), but in that event the termination shall be deemed to be a termination of the Employment pursuant to Section 5(a).

(c) Termination by Corporation for Cause. The Corporation may terminate the Employment for “Cause”, defined as Executive’s: (i) breach of any material term of this Agreement including, but not limited to, the terms in Sections 11, 12 and 13; (ii) continued failure to perform Executive’s duties; (iii) gross negligence causing or placing the Corporation at risk of significant damage or harm; (iv) misappropriation of or intentional damage to Corporation property; (v) material fraud or dishonesty; (vi) conviction of or pleading guilty or no contest to a felony; or (vii) intentional act or omission that Executive knows or should know is significantly detrimental to the interests of the Corporation. If the Corporation becomes aware after termination of the Employment other than for Cause that Executive engaged before the termination of Employment in conduct constituting Cause, the Corporation may recharacterize Executive’s termination as having been for Cause.

The Corporation may not terminate the Employment for “Cause” under (i) or (ii) above unless:

A. the Chairman of the Board of Directors notifies the Executive in writing, within sixty (60) days after the Board of Directors has concluded after conducting any applicable investigation that an act or omission constitutes Cause and explaining why the Board of Directors considers it to constitute Cause; provided, however, that the Board of Directors begin any such investigation within sixty (60) days of first learning of the act or omission that could potentially lead to Cause;

B. the Executive fails, within thirty (30) days after notice from the Chairman under A. above, to revoke the action or correct the omission and make the Corporation whole; and

C. the Chairman gives notice of termination within thirty (30) days after expiration of the thirty (30)-day period under B. above.

The Corporation may not terminate the Employment for “Cause” under (iii)-(vii) above unless the Employment is terminated within sixty (60) days after the Board of Directors concludes, after conducting any applicable investigation, that an act or omission constitutes Cause and the Chairman gives Executive written notice of the act or omission that the Board of Directors has concluded constitutes Cause before or no later than thirty (30) days after termination; provided, however, that the Board of Directors begin any such investigation within sixty (60) days of first learning of the act or omission that could potentially lead to Cause.

(d) Discretionary Termination by Executive. Executive may terminate the Employment at will, with at least thirty (30) days' advance notice. If Executive gives such notice of termination, the Corporation may (but need not) relieve Executive of some or all of Executive’s offices and responsibilities for part or all of such notice period, provided that Executive’s Salary and benefits are continued for the lesser of thirty (30) days or the remaining period of the Employment.

(e) Termination of Employment after Termination of This Agreement. If Executive continues to be employed by the Corporation after termination of this Agreement as provided in Section 1, Executive’s employment shall be terminable by either party at will without any Severance Pay.

5. Termination With Severance Pay. Executive shall not be entitled to any further compensation from the Corporation or any Affiliate after termination of the Employment under this Section 5, except (A) Vested Rights; and (B) Severance Pay under Section 6 or the Change in Control Severance under Section 7, whichever is applicable.

(a) Discretionary Termination by Corporation. The Corporation may terminate the Employment during the term of this Agreement at will, with at least thirty (30) days advance notice to Executive. Any termination of Executive’s Employment by the Corporation under Section 4 that is found not to meet the standards of such Section will be considered to have been a termination under this Section 5(a).

(b) Termination by Executive for Good Reason. Executive may terminate the Employment during the term of this Agreement for “Good Reason” if there is a material negative change to the employment relationship between Executive and the Corporation because: (i) Executive is demoted from any of Executive’s principal positions; (ii) the status, authority or responsibility of Executive’s principal positions is materially diminished; (iii) Executive’s Salary as then in effect is materially reduced without a corresponding reduction in the salaries of the Corporation’s other executives; (iv) the Corporation requires Executive be based in a facility that is more than sixty (60) miles from the facility where Executive is located immediately prior to the relocation; or (v) any material breach by the Corporation, or any successor, of its obligations to Executive under this Agreement.

Executive may not terminate the employment for “Good Reason” unless:

A. Executive notifies the Chairman of the Corporation’s Board of Directors in writing, within sixty (60) days after Executive becomes aware of the act or omission constituting Good Reason, that the act or omission in question constitutes Good Reason and explaining why Executive considers it to constitute Good Reason;

B. the Corporation fails, within thirty (30) days after notice from Executive under A. above, to revoke the action or correct the omission and make Executive whole; and

C. Executive gives notice of termination within thirty (30) days after expiration of the thirty (30)-day period under B. above.

6. Severance Pay. The Corporation will pay and provide Executive with the payments and benefit continuation provided in this Section 6 (“Severance Pay”) if Executive’s Employment terminates during the term of this Agreement as provided in Section 5 and Executive is not entitled to the Change in Control Severance under Section 7.

(a) Amount and Timing of Severance Pay. Subject to the other provisions of this Section, Severance Pay will consist of a lump sum cash payment to Executive in an amount equal to (i) two times Executive’s then-current Salary (disregarding any reduction in Salary that constitutes Good Reason); plus (ii) twelve times the Corporation’s share of the monthly cost of health care under the Corporation’s health plan based on the coverage (e.g., individual or family) in place for Executive immediately prior to the termination of Employment, regardless of whether Executive elects COBRA continuation coverage or obtains new employment. This Severance Pay shall be paid pursuant to the Corporation’s normal payroll process, subject to required payroll withholding, with the first payroll occurring on or after the sixtieth (60th) day after the date Executive’s Employment terminates.

Executive will receive the Severance Pay provided in this Section 6(a) notwithstanding any other earnings that Executive may have, subject to the conditions in Section 6(b) and offset only as provided in Section 6(c). If a Change in Control occurs within six months of the date Executive’s Employment ends triggering Severance Pay under this Section 6(a), the Corporation (or its successor) shall pay to Executive within thirty days of the date of the Change in Control an additional lump sum payment equal to one times the Executive’s Salary at the time Employment ended (disregarding any reduction in Salary that constitutes Good Reason) and no further payments will be due to Executive under this Agreement.

If Executive dies after becoming entitled to the Severance Pay and before it has been paid in full under Section 6(a), the Corporation shall pay any unpaid Severance Pay to Executive’s designated beneficiary (or Executive’s estate if Executive fails to designate a beneficiary), subject to Sections 6(b) and 6(c).

(b) Conditions to Severance Pay. To be eligible for Severance Pay, Executive must meet the following conditions: (i) Executive must comply with Executive’s obligations under this Agreement that continue after termination of the Employment; (ii) Executive must promptly sign and continue to honor a release, in form acceptable to the Corporation, of any and all claims arising out of or relating to Executive’s Employment or its termination and that Executive might otherwise have against the Corporation, the Corporation’s Affiliates, or any of their officers, directors, employees and agents, provided that the release will not waive Executive’s right to claims or rights related to (A) Severance Pay due under this Agreement; (B) unpaid salary through the employment termination date; (C) unpaid expense reimbursements for authorized business expenses incurred before the employment termination date; (D) any Equity Plan benefits; (E) benefit plans (for example to convert life insurance); (F) any rights under the terms of any qualified retirement plan covering Executive; and (G) rights of indemnification under the Corporation’s Articles of Incorporation or Bylaws or any indemnification agreement entered into between Executive and the Corporation or any Affiliate (in addition, the release does not affect Executive’s right to cooperate in an investigation by the Equal Employment Opportunity Commission); and (iii) Executive must resign upon written request by Corporation from all positions with or representing the Corporation or any Affiliate, including but not limited to, membership on boards of directors; and (iv) Executive must provide the Corporation for a period of six (6) months after the Employment termination date with consulting services regarding matters within the scope of Executive’s former duties upon request by the Corporation’s Chief Executive Officer; provided, however, that Executive will only be required to provide those services by telephone at Executive’s reasonable convenience and without substantial interference with Executive’s other activities or commitments and the amount of consulting services will be limited to ensure Executive’s termination of employment qualifies as a separation from service under Section 409A of the Code.

(c) Reductions to Severance Pay. The Severance Pay due to Executive under Section 6(a) will be reduced (but not below zero) by: (i) any disability benefits to which Executive is entitled under any disability insurance policy or program of the Corporation or any Affiliate (including but not limited to worker’s disability compensation); (ii) any severance pay payable to Executive under any other agreement or Corporation policy; (iii) any payment due to Executive under the Federal Worker Adjustment and Retraining Notification Act or any comparable state statute or local ordinance; (iv) up to

$5,000.00 of expenses owed by Executive to the Corporation from debt incurred in the ordinary course of the service relationship, and (v) to the extent applicable and required under Section 8.

(d) Delay in Payment to a Specified Employee. Notwithstanding any other timing provision in this Section 6, if, at the time any payment under this Agreement becomes subject to Section 409A of the Code, does not satisfy a 409A exemption, would commence due to a separation from service, and Executive is a “specified employee” as defined by Section 409A of the Code, then no such payment may be paid before the earlier of the date (i) that is six (6) months after Executive’s separation from service, or (ii) of the individual’s death. Payments that are not exempt from Section 409A of the Code and that Executive would otherwise have been entitled during those six (6) months will be accumulated and paid on the first payroll date after six (6) months following Executive’s separation from service (or, if earlier, the individual’s death). All payments that are exempt from Section 409A, or that would otherwise be made more than six (6) months following Executive’s separation from service, will be made in accordance with the general timing provisions described above.

7. Change in Control Severance. The Corporation will make the payments provided for in this Section 7 if Executive’s Employment is terminated under Section 5 of this Agreement in a manner that constitutes a “separation from service” as that term is defined by Section 409A of the Code, and such termination of Employment occurs within two (2) years after the date of a Change in Control.

(a) Amount and Timing of CIC Cash Payment. The Corporation will make a lump sum cash payment (the “CIC Cash Payment”) to Executive in an amount equal to (i) three times the Executive’s then-current Salary (disregarding any reduction in Salary that constitutes Good Reason) ; and (ii) twelve times the Corporation’s share of the monthly cost of health care under the Corporation’s health plan based on the coverage (e.g., individual or family) in place for Executive immediately prior to the termination of Employment, regardless of whether Executive elects COBRA continuation coverage or obtains new employment. This CIC Cash Payment shall be paid pursuant to the Corporation’s normal payroll process, subject to required payroll withholding, with the first payroll occurring on or after the sixtieth (60th) day after the date Executive’s Employment terminates. If Executive dies after becoming entitled to the CIC Cash Payment but before it has been paid in full, the CIC Cash Payment will be made to Executive’s designated beneficiary (or Executive’s estate if Executive fails to designate a beneficiary).

(b) Conditions, Reductions and Delay for CIC Cash Payment. Executive will receive the CIC Cash Payment, subject to the same conditions, reductions and delay applicable to Severance Pay under Sections 6(b) – 6(d) and Section 8 to the extent applicable and required.

8. Parachute Cap. The Corporation will act in good faith to mitigate the impact of Section 280G of the Code on any Parachute Payment to Executive in connection with a Change in Control. If, after the parties have cooperated in good faith to mitigate the impact of Section 280G of the Code, and notwithstanding anything in this Agreement to the contrary, any payment, benefit, or amount payable or benefit to be provided to Executive, whether pursuant to this Agreement or otherwise, that is a “Parachute Payment” as defined in Section 280G(b)(2) of the Code, will be reduced to the extent necessary so that the benefits payable or to be provided to Executive under this Agreement that are treated as Parachute Payments as well as any payments or benefits provided outside of this Agreement that are so treated will not cause the Corporation or any Affiliate to have paid an “Excess Parachute Payment” as defined in Section 280G(b)(1) of the Code. If it is established that an “Excess Parachute Payment” has occurred or will occur under this Agreement or otherwise, any remaining Parachute Payments to be made will be reduced to ensure that the total payments to Executive do not exceed 2.99 times Executive’s “base amount” as defined in Section 280G(b)(3) of the Code. The lump sum payment under Section 6(a) or 7(a) will be reduced to comply with this Section 8 only to the extent necessary to ensure that the total payments to Executive do not exceed 2.99 times Executive’s “base amount” as defined in Section 280G(b)(3) of the Code. For the avoidance of doubt, in no circumstance shall the Corporation pay Executive a “gross up” or similar payment to mitigate the impact of Section 280G of the Code.

9. Definition of Change in Control. As used in this Agreement, the term “Change in Control” means any of the occurrences listed in (a) below, subject to (b) below.

(a) A Change in Control means the occurrence of a change in the ownership of effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation as provided by Treasury Regulation § 1.409A-3(i)(5), which includes the occurrence of any of the following events:

(i) The acquisition, by a person or persons acting as a group, of stock of the Corporation that together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation.

(ii) The majority of members of the Board of Directors of the Corporation are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of appointment or election.

(iii) The acquisition, by a person or persons acting as a group, of the Corporation’s assets that have a total gross fair market value equal to or exceeding fifty percent (50%) of the total gross fair market value of the Corporation’s assets in a single transaction or within a twelve (12) month period ending with the most recent acquisition. For the purpose of this section, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(b) Notwithstanding the foregoing, no trust department or designated fiduciary or other trustee of such trust department of the Corporation or a subsidiary of the Corporation, or other similar fiduciary capacity of the Corporation with direct voting control of the stock shall be treated as a person or group within the meaning of subsection (a)(i) hereof. Further, no profit-sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of the Corporation or any of its subsidiaries, and no trustee of any such plan in its capacity as such trustee, shall be treated as a person or group within the meaning of subsection (a)(i) hereof.

10. Definition of “Active Change in Control Proposal Period”. As used in this Agreement the term “Active Change in Control Proposal Period” shall mean any period:

(a) during which the Board of Directors of the Corporation has authorized solicitation by the Corporation of offers for a transaction which, if consummated, would constitute a Change in Control; or

(b) during which the Corporation has received a proposal for a transaction which, if consummated, would constitute a Change in Control, and the Board of Directors has not determined to reject such proposal without any counter-offer or further discussions; or

(c) during which any proxy solicitation or tender offer with regard to the securities of the Corporation is ongoing, if the intent of such proxy solicitation or tender offer is to cause the Corporation to solicit offers for or enter into a transaction that would constitute a Change in Control.

11. Confidentiality, Return of Property. Executive has obtained and may obtain confidential information concerning the business, operations, financial affairs, organizational and personnel matters, policies, procedures and other non-public matters of Corporation and its Affiliates, and those of third-parties that is not generally disclosed to persons not employed by Corporation or its subsidiaries. Such information (referred to herein as the “Confidential Information”) may have been or may be provided in written form or orally. Executive shall not use or disclose to any other person the Confidential Information at any time during or after termination of the Employment, except that during the Employment Executive may use and disclose Confidential Information as reasonably required by the Employment. Upon termination of the Employment, Executive will deliver to the

Corporation any and all property owned or leased by the Corporation or any Affiliate and any and all Confidential Information (in whatever form) including without limitation all customer lists and information, financial information, business notes, business plans, documents, keys, credit cards and other Corporation-provided equipment. Executive’s commitments in this Section will continue in effect after termination of the Employment and after termination of this Agreement. The parties agree that any breach of Executive’s covenants in this Section would cause the Corporation irreparable harm, and that injunctive relief would be appropriate.

12. Inventions, Discoveries and Improvements. Executive hereby agrees to assign and transfer to the Corporation, its successors and assigns, Executive’s entire right, title and interest in and to any and all inventions, discoveries, trade secrets and improvements thereto which he may discover to develop, either solely or jointly with others, during Executive’s employment hereunder and for a period of one (1) year after termination of such employment, which would relate in any way to the business of the Corporation or any Affiliate of the Corporation, together with all rights to letters patent, copyrights or trademarks which may be granted with respect thereto. Immediately upon making or developing any invention, discovery, trade secret or improvement thereto, Executive shall notify the Corporation thereof and shall execute and deliver to the Corporation, without further compensation, such documents as may be necessary to assign and transfer to the Corporation Executive’s entire right, title and interest in and to such invention, discovery, trade secret or improvement thereto, and to prepare or prosecute applications for letters patent with respect to the same in the name of the Corporation. Executive’s obligations under this Section 12 shall continue in effect, as to inventions, discoveries and improvements covered by this Section 12, notwithstanding any termination of the employment or this Agreement. The parties agree that any breach of Executive’s covenants in this Section would cause the Corporation irreparable harm, and that injunctive relief would be appropriate.

13. Noncompetition and Nonsolicitation.

(a) In view of Executive’s importance to the success of the Corporation, Executive and Corporation agree that the Corporation would likely suffer significant harm from Executive’s competing with Corporation during the Employment and for some period of time thereafter. Accordingly, Executive agrees that Executive shall not engage in competitive activities either: (A) while employed by Corporation; or (B) if Executive’s Employment is terminated as provided in Section 4(c), 4(d), or 5 of this Agreement, during the Restricted Period (as defined below). Executive shall be deemed to engage in competitive activities if he shall, without the prior written consent of the Corporation, (i) in any county in which the Corporation or any of its Affiliates has a branch office or loan production office and all contiguous counties (including the municipalities therein), render services directly or indirectly, as an employee, officer, director, consultant, advisor, partner or otherwise, for any organization or enterprise which competes directly or indirectly with the business of Corporation or any of its Affiliates in providing financial products or services (including, without limitation, banking, insurance, or securities products or services) to consumers and businesses, or (ii) directly or indirectly acquires any financial or beneficial interest in (except as provided in the next sentence) any organization which conducts or is otherwise engaged in a business or enterprise in any county in which the Corporation or any of its Affiliates has a branch office or loan production office and all contiguous counties (including all municipalities therein) which competes directly or indirectly with the business of Corporation or any of its Affiliates in providing financial products or services (including, without limitation, banking, insurance or securities products or services) to consumers and businesses. Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than 1 percent of any class of publicly traded securities of a competitor. For purposes of this Section 13 the term “Restricted Period” shall equal twenty-four (24) months, commencing as of the date of termination of Executive’s Employment during the term of this Agreement.

(b) While employed by Corporation and during the Restricted Period, Executive agrees that Executive shall not, in any manner directly (i) solicit by mail, by telephone, by personal meeting, or by any other means, any customer or prospective customer of Corporation to whom Executive provided services, or for whom Executive transacted business, or whose identity become known to Executive in connection with Executive’s services to Corporation (including employment with or services to any predecessor or successor entities), to transact business with a person or an entity other than the Corporation or its Affiliates or reduce or refrain from doing any business with the Corporation or its Affiliates or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between Corporation or any of its Affiliates and any such customer or prospective customer, or any shareholder of the Corporation. The term “solicit” as used in this Section 13 means any communication of any kind whatsoever, inviting, encouraging or requesting any person to take or refrain from taking any action with respect to the business of Corporation or any of its Affiliates.

(c) While employed by Corporation and during the Restricted Period, Executive agrees that Executive shall not, in any manner directly solicit any person who is an employee of Corporation or any of its Affiliates to apply for or accept employment or a business opportunity with any other person or entity.

(d) The parties agree that nothing herein shall be construed to limit or negate the common law of torts or trade secrets where it provides broader protection than that provided herein.

(e) Executive’s obligations under this Section shall survive termination of this Agreement.

(f) The parties agree that any breach of Executive’s covenants in this Section would cause the Corporation irreparable harm, and that injunctive relief would be appropriate. The applicable time periods for the covenants in this Section shall be extended by the same period that Executive is in violation of any such covenant.

14. Successors; Binding Agreement.

(a) This Agreement shall not be terminated by any merger or consolidation of the Corporation whereby the Corporation is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Corporation. In the event of any such merger, consolidation, or transfer of assets, the provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable against Executive by the surviving or resulting corporation or the person or entity to which such assets are transferred.

(b) The Corporation agrees that concurrently with any merger, consolidation or transfer of assets constituting a Change in Control, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Executive (or Executive’s beneficiary or estate), all of the obligations of the Corporation hereunder. Failure of the Corporation to obtain such assumption prior to the effective date of any Change in Control shall be a material breach of the Corporation’s obligations to Executive under this Agreement.

(c) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

15. Notice. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or received by facsimile transmission or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Corporation: ChoiceOne Financial Services, Inc.

Attn: Chairman

109 E. Division

Sparta, MI 49345

If to Executive: Kelly J. Potes

[Address]

Either party may change its address for notices by notice to the other party.

16. Amendment and Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless the waiver, modification, or discharge is authorized by the Corporation’s Board of Directors, or a committee of the Board of Directors, and is agreed to in a writing signed by Executive and by the Chairman of the Board of Directors. No waiver by either party at any time of any breach or non-performance of this Agreement by the other party shall be deemed a waiver of any prior or subsequent breach or non-performance.

17. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. If a court of competent jurisdiction ever determines that any provision of this Agreement (including, but not limited to, all or any part of the non-competition covenant in this Agreement) is unenforceable as written, the parties intend that the provision shall be deemed narrowed or revised in that jurisdiction (as to geographic scope, duration, or any other matter) to the extent necessary to allow enforcement of the provision. The revision shall thereafter govern in that jurisdiction, subject only to any allowable appeals of that court decision.

18. Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to Executive’s Employment with the Corporation or any of the subjects covered by this Agreement have been made by either party that are not set forth expressly in this Agreement, and this Agreement supersedes any pre-existing employment agreements and any other agreements on the subjects covered by this Agreement, including the Employment Agreement dated March 22, 2019, which Executive agrees is superseded by this Agreement as of the Effective Date of this Agreement.

19. Governing Law. The validity, interpretation, and construction of this Agreement are to be governed by Michigan laws, without regard to choice of law rules. The parties agree that any judicial action involving a dispute arising under this Agreement will be filed, heard and decided in the Kent County Circuit Court. The parties agree that they will subject themselves to the personal jurisdiction and venue of either court, regardless of where Executive or the Corporation may be located at the time any action may be commenced. The parties agree that the locations specified above are mutually convenient forums and that each of the parties conducts business in Kent County.

20. Section 409A. Payments under this Agreement are intended to be exempt from Section 409A of the Code to the maximum extent possible, including to the extent subject to a substantial risk of forfeiture, as an involuntary separation pay plan (under Treasury Regulation § 1.409A-1(b)(9)) and as providing for short-term deferrals (under Treasury Regulation § 1.409A-1(b)(4)) and shall be interpreted and operated consistently with those intentions. To the extent Section 409A of the Code is found to be applicable to this Agreement, this Agreement is to be interpreted and operated to comply with Section 409A of the Code and, to the extent applicable, each payment that the Executive may receive under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Code.

21. Counterparts. This Agreement may be signed in original or by fax in counterparts, each of which shall be deemed an original, and together the counterparts shall constitute one complete document.

The parties made this Agreement effective as of the Effective Date in Section 1.

CHOICEONE FINANCIAL SERVICES, INC.

By _________________________

Gregory A McConnell, Chairman

EXECUTIVE

__________________________________

Kelly J. Potes

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